Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-105398 of Georgia Gulf Corporation on Form S-8 of our report dated June 26, 2006, appearing in this Annual Report on Form 11-K of Georgia Gulf Corporation Savings and Capital Growth Plan for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
June 26, 2006